Exhibit 99.1

For additional information contact:	Andrew Moreau 501-905-7962
Vice President - Corporate Communications
andrew.moreau@alltel.com

Rob Clancy 501-905-8991
Vice President - Investor Relations
rob.clancy@alltel.com

Release Date:	Dec. 9, 2005

Alltel Spins Off Wireline Business and Merges It with VALOR,
Creates New Rural-Focused Wireline Company

•	Transaction is Tax Free for Alltel, VALOR and Respective Shareholders
•	Alltel Executives Named to Lead the Wireline Business
•	Wireline Business Will Have Headquarters in Central Arkansas
•	Alltel Becomes a Pure Wireless Company
•	Alltel Plans $3 Billion Share-Repurchase Program After Spin-off
•	Collective Dividend to Increase 1 Cent

LITTLE ROCK, Ark. - Alltel today announced that it will spin off its wireline business and merge it with VALOR Communications Group Inc. in a transaction valued at about $9.1 billion, based on VALOR’s closing stock price as of Dec. 8. The combination creates a major wireline competitor focused on the rural U.S. The transaction will be a tax-free separation of Alltel’s wireline business and will reposition the remaining Alltel as a pure-play wireless service provider with roughly 11 million customers in 34 states.
The spin-off and merger with VALOR will create a new wireline company located in Central Arkansas, with Alltel shareholders owning 85 percent of the combined entity. VALOR Communications, based in Irving, Texas, will issue approximately 400 million shares of stock to the shareholders of Alltel in exchange for the Alltel wireline business. Current Alltel shareholders will continue to own 1 share of the remaining wireless entity and will receive 1.05 shares of VALOR stock for each share of Alltel they currently own.
In addition, VALOR Communications will assume approximately $4.2 billion in additional debt. The $9.1 billion transaction will be tax-free to Alltel, VALOR and each company’s shareholders. With $5.4 billion in total net debt, the new merged company will be levered at approximately 3.2 times net debt to operating income before depreciation and amortization, substantially lower than VALOR’s current leverage ratio of approximately 4 times debt to operating income before depreciation and amortization.
Alltel’s and VALOR’s wireline businesses have complementary geographic footprints with favorable rural characteristics, and their integration will benefit from Alltel’s existing billing system outsourcing relationship with VALOR.
“This transaction creates new growth opportunities for both the wireless and wireline businesses as separate entities,” said Scott Ford, Alltel president and chief executive officer. “Each business will have sufficient scale to compete on its own and will be appropriately capitalized to take advantage of strategic, operational and financial opportunities.”
Management teams drawn from Alltel will lead the wireless and wireline businesses. “Both businesses will gain skilled management teams with a great breadth of experience in the communications industry, with the wireline business adding senior leadership from VALOR’s current team,” Ford said.
Francis X. “Skip” Frantz, currently executive vice president and secretary of Alltel who has been with Alltel for more than 15 years, will become chairman of the board of the combined wireline company. Jeffery Gardner, currently executive vice president and chief financial officer of Alltel, will become president and chief executive officer of the new company. He has been with Alltel since 1998 and has been in the industry since 1986.
“VALOR is a very good fit with the Alltel wireline business and the combined companies will add value for our shareholders and provide quality service for our customers,” Gardner said. “I look forward to working with my colleagues at VALOR to run our new company.”
Following are the highlights for the combined wireline business:
•
Revenues and operating income before depreciation and amortization (pre-synergy) for the last 12 months ending Sept. 30, 2005, were $3.4 billion and $1.7 billion, respectively. The company will have about 3.4 million customers in 16 states.

•	The company expects to gain $40 million in net annual synergies from the combination.
•	The company expects to pay an annual dividend of $1 per share of common stock, which equals $1.05 per equivalent Alltel share.
•	The combined company will have net debt of about $5.4 billion.
•
Alltel’s wireline business will keep the majority of communications support services, including publishing, IT outsourcing services, retail long distance and the wireline sales portion of communications products.

      The wireline business will have nine total board members, including Frantz and Gardner, each serving a staggered three-year term. Dennis Foster, currently a member of Alltel’s board, will join the board of the new wireline company as lead director. Alltel will name five other directors, and one director will be named by VALOR Communications. The company initially will locate its headquarters in facilities currently owned by Alltel and will seek a permanent location.
The wireline leadership team also will include:
•	John Koch, currently president of Alltel’s wireline operations, will become chief operating officer. Koch has been with Alltel since 1998 and has been in the communications business since 1991.
•
Brent Whittington, currently senior vice president of operations support for Alltel, will become executive vice president and chief financial officer. Whittington joined Alltel in 2002 as vice president for finance and accounting.

•
Rob Clancy, currently vice president of investor relations for Alltel, will become senior vice president, treasurer and will lead investor relations efforts. Clancy joined Alltel in 1998 and has been in the communications industry since 1987.

The transaction is expected to close by mid-2006 and requires approval from VALOR shareholders, federal and state regulators and a letter ruling from the Internal Revenue Service approving the tax-free status.
The separation of the wireless and wireline businesses is part of Alltel’s strategic push to grow its domestic wireless business. During the year, Alltel has purchased Western Wireless, certain assets of Cingular and Public Service Cellular. The company also has agreed to acquire Midwest Wireless.
Here are the highlights for the wireless business:
•
Alltel will remain the nation’s fifth-largest wireless carrier with about 11 million customers in 34 states. Revenue and operating income before depreciation and amortization for the last 12 months ending Sept. 30, 2005, were $7.5 billion and $2.6 billion, respectively, pro forma to include Western Wireless and Midwest Wireless.

•
Alltel will own and operate the nation’s largest wireless network covering a population of 75 million with its 850 MHz business. Alltel also will remain the largest independent roaming partner to the top four wireless carriers.

•	Alltel expects to receive cash proceeds and debt reduction totaling about $4.2 billion resulting from the spin-off.
•	Alltel plans an open market $3 billion share repurchase program for the two years following the spin-off. The company also plans to implement a $1 billion debt-reduction program.
•	The wireless business expects to pay an annual dividend of 50 cents per share of common stock.
•
After the spin-off, Alltel will have net debt of about $1.2 billion and be levered at about 0.5 times net debt to operating income before depreciation and amortization, prior to the planned repurchase program.

In the wireless business, Ford will continue in his current role as will Kevin Beebe, group president of operations; Jeff Fox, group president of shared services; and John Ebner, treasurer.
Sharilyn Gasaway, currently controller for Alltel, will become executive vice president and chief financial officer. Gasaway has been with Alltel since 1999 and has served in various management roles in accounting and finance. Tony Thomas, currently vice president of wireless wholesale operations, will become vice president of investor relations.
Additionally, Alltel today announced it has signed an agreement to sell the Haitian and Bolivian wireless operations it acquired from Western Wireless earlier this year for an undisclosed cash price. The transaction, subject to regulatory and other approvals, is expected to close by mid-2006.
J.P. Morgan Securities Inc., Merrill Lynch & Co. and Stephens Inc. acted as financial advisers to Alltel. Skadden, Arps, Slate, Meagher & Flom LLP served as counsel to Alltel.

Investor Call and Webcast
A conference call and Webcast will be held today at 8 a.m. CST. To take part in the conference call, dial 866-831-6162 and enter the pass code 74875056. The Webcast may be accessed at www.alltel.com/investors.

Media Call and Webcast
A conference call for media will be held today at 11 a.m. CST. To take part in the conference call, dial 866-383-8119 and enter the pass code 48612524. The Webcast may be accessed at www.alltel.com/news.

About Alltel
Alltel is a customer-focused communications company with more than 15 million customers in 36 states and nearly $10 billion in annual revenues.
Alltel claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by Alltel; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the risks associated with pending acquisitions and dispositions, including the pending acquisition of the Idaho markets and Midwest Wireless and the pending dispositions of Western Wireless' Kansas and Nebraska markets, the Austrian, Bolivian and Haitian operations, and the wireline business; the risks associated with the integration of acquired businesses, including the integration of Western Wireless; the uncertainties related to any discussions or negotiations regarding the sale of any of the international assets; adverse changes in the terms and conditions of the wireless roaming agreements of Alltel; the potential for adverse changes in the ratings given to Alltel's debt securities by nationally accredited ratings organizations; the availability and cost of financing in the corporate credit and debt markets necessary to consummate the disposition of the wireline business; the uncertainties related to Alltel’s strategic investments; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures. A reconciliation of each such measure to the most directly comparable GAAP measure is below.

Wireless Net Debt to Operating Income		Wireline Net Debt to Operating Income
for the twelve months ended September 30:	Pro Forma	for the twelve months ended September 30, 2005:	Pro Forma
(Dollars in millions)	Combined	(Dollars in millions)	Combined
Long-term debt, including current maturities	$1,223.1	Long-term debt, including current maturities	$5,389.1
Cash and short-term investments	(69.4)	Cash and short-term investments	(55.1)
Net debt	$1,153.7	Net debt	$5,334.0
Operating income under GAAP	$1,489.7
Net debt to operating income	0.8

Wireless Net Debt to OIBDA from Current Businesses		Wireline Net Debt to OIBDA from Current Businesses
for the twelve months ended September 30 2005	Pro Forma	for the twelve months ended September 30, 2005:	Pro Forma
(Dollars in millions)	Combined	(Dollars in millions)	Combined
Net debt (see above)	$1,153.7	Net debt (see above)	$5,334.0
Wireless Operating income under GAAP	$1,489.7
Restructuring and other charges	6.2	Operating income under GAAP	$1,088.8
Incremental costs related to Hurricane Katrina	10.2	Restructuring and other charges	11.8
Change in accounting for leases with scheduled rent increases	19.8	Depreciation and amortization expense	572.5
Depreciation and amortization expense	1,079.4	OIBDA from current businesses	$1,673.1
OIBDA from current businesses	$2,605.3	Net debt to OIBDA from current businesses	3.2
Net debt to OIBDA from current businesses	0.4

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Alltel, NYSE: AT
www.alltel.com